AGREEMENT
JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned's ownership of securities of Pamela Harrison, and hereby affirm that such Schedule 13Dis being filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Pamela Harrison
Dated: July 14, 2003	By:/s/Pamela Harrison Pamela Harrison

Brown Lychee Insurance Truste
Dated: July 14, 2003	By:/s/Pamela Harrison Pamela Harrison, as Trustee

Alex Irrevocable Trust
Dated: July 14, 2003	By:/s/Pamela Harrison Pamela Harrison, as Trustee

Mekela Irrevocable Trust
Dated: July 14, 2003	By:/s/Pamela Harrison Pamela Harrison, as Trustee

Thomas Irrevocable Trust
Dated: July 14, 2003	By:/s/Pamela Harrison Pamela Harrison, as Trustee